Invitae More Than Doubles Annual Volume and Revenue Year-Over-Year, Delivering 117% in Revenue Growth Driven by 102% Growth in Volume in 2018

-- Annual volume, revenue exceed increased guidance for full year 2018 --
-- Guided to more than 500,000 test samples, $220 million in revenue expected in 2019 --
-- Management hosting conference call and webcast today at 4:30pm Eastern/1:30pm Pacific --

SAN FRANCISCO, February 19, 2019 – Invitae Corporation (NYSE: NVTA), a leading genetics company, today announced financial and operating results for the fourth quarter and full year ended December 31, 2018.

“In just five years, we have provided more than half a million people with high quality, comprehensive, affordable genetic information to inform healthcare decisions across all stages of life,” said Sean George, co-founder and chief executive officer of Invitae. “We believe we’re on an unprecedented growth trajectory that translates into better health decisions informed by genetic information. Our seemingly audacious mission to bring genetics into mainstream medicine and benefit people through all stages of life, is coming into clear focus. Not only in diagnosing disease, but in helping people as they think about starting a family or informing those who want to be proactive about their health.”

Full Year and Fourth Quarter 2018 Financial Results

•	Increased test volume by 102% year-over-year:

◦
Accessioned approximately 303,000 samples in 2018, including approximately 87,000 samples in the fourth quarter, which exceeded the increased 2018 guidance of more than 285,000 samples expected in 2018

•	Increased revenue by 117% year-over-year:

◦	Generated revenue of $147.7 million in 2018, including $45.4 million in the fourth quarter, which exceeded the increased 2018 guidance range of $140-145 million expected in 2018

◦	Includes $1.9 million in payments from Medicare for Lynch syndrome analysis

•	Decreased cost of goods sold (COGS) per sample by 24% year-over-year:

◦	Drove down COGS per sample to $243 in the fourth quarter

•	Improved gross profit by 274% year-over-year:

◦	Achieved gross profit of $67.6 million in 2018, including $24.2 million in the fourth quarter

•	Reported 46% gross margins in 2018, including 53% gross margins in the fourth quarter

Total operating expenses, which excludes cost of revenue, for the full year 2018 were $190.2 million compared to $139.4 million in 2017. Operating expenses for the fourth quarter of 2018 were $50.1 million compared to $43.2 million in the fourth quarter of 2017. For the full year 2018, net loss was $129.4 million, or a $1.94 net loss per share compared to a net loss of $123.4 million, or a $2.65 net loss per share, for the full year 2017. For the fourth quarter of 2018, Invitae reported a net loss of $29.8 million, or a $0.40 net loss per share, compared to a net loss of $40.5 million in the fourth quarter of 2017, or a $0.78 net loss per share.

At December 31, 2018, cash, cash equivalents, restricted cash and marketable securities totaled $131.9 million. Net increase in cash, cash equivalents and restricted cash was $100.7 million in 2018 and $11.7 million for the fourth quarter, and cash burn was $97.6 million in 2018 and $17.0 million for the fourth quarter.

Corporate and Scientific Highlights

•
Published data in the in Journal of Clinical Oncology by researchers from the TME Breast Care Network and Invitae showing that current guidelines for genetic testing of breast cancer patients miss as many patients with pathogenic variants as they find.

•
Partnered with researchers at Tulane Cancer Center on the largest study to date on the genetics of prostate cancer. Published in JAMA Oncology, the study found that guidelines for genetic testing at the time of the study missed a substantial number of patients, suggesting broader genetic testing for prostate cancer is warranted.

•
Announced plans to launch a new patient-initiated testing channel in the second quarter of 2019, which will allow consumers to initiate a comprehensive genetic test themselves, making it easier than ever for patients to get medically actionable genetic information that can inform health decisions.

•
Announced the launch of non-invasive prenatal screening (NIPS) as our most recent addition to Invitae’s comprehensive women’s health genetic testing services, providing patients with easier access to affordable genetic testing in early pregnancy.

•	Continued the expansion of our network, signing 11 new partnerships with biopharma companies, health systems, and major cancer centers since the beginning of the fourth quarter.

Webcast and Conference Call Details
Management will host a conference call and webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss financial results and recent developments. The dial-in numbers for the conference call are (866) 393-4306 for domestic callers and (734) 385-2616 for international callers, and the reservation number for both is 6799673. Following prepared remarks, management will respond to questions from investors and analysts, subject to time limitations.

The live webcast of the call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading genetics company, whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae's goal is to aggregate the world's genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company's website at invitae.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s financial results for 2018; future financial performance and estimated guidance for 2019; and the company’s beliefs regarding the growth of its business, its success in executing on its mission and the benefits of genetic testing. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the actual result for the fourth quarter and full year 2018, the year-end close process and audit of the company’s financial statements; the company’s ability to continue to grow its business; the company’s history of losses; the company’s ability to compete; the company’s failure to manage growth effectively; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company’s failure to successfully integrate or fully realize the anticipated benefits of acquired businesses; the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company’s business; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

To supplement Invitae’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP), the company monitors and considers cash burn, which is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. Cash burn excludes (1) changes in marketable securities other than investments made in privately held companies, (2) cash received from equity financings, including proceeds received from a Securities Purchase Agreement in November 2018, (3) cash received from loan proceeds and loan payments, (4) cash paid for debt extinguishment and (5) cash received from exercises of acquisition-related warrants. Management believes cash burn is a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business. A limitation of using this non-GAAP measure is that cash burn does not represent the total change in cash, cash equivalents, and restricted cash for the period because it excludes cash provided by or used for other operating, investing or financing activities. Management accounts for this limitation by providing information about its operating, investing and financing activities in the statements of cash flows in its consolidated financial statements in its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and by presenting net cash provided by (used in) operating, investing and financing activities as well as the net increase in cash, cash equivalents and restricted cash in its reconciliation of cash burn. In addition, other companies, including companies in the same industry, may not use cash burn, may calculate cash burn in a different manner than management or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure.

Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of net increase in cash, cash equivalents and restricted cash to cash burn provided in the table below.

INVITAE CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$112,158	$12,053
Marketable securities	13,727	52,607
Accounts receivable	26,296	10,422
Prepaid expenses and other current assets	13,258	11,599
Total current assets	165,439	86,681
Property and equipment, net	27,886	30,341
Restricted cash	6,006	5,406
Marketable securities, non-current	—	5,983
Intangible assets, net	30,469	35,516
Goodwill	50,095	46,575
Other assets	3,064	576
Total assets	$282,959	$211,078
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,812	$8,606
Accrued liabilities	26,563	22,742
Capital lease obligation, current portion	1,937	2,039
Total current liabilities	36,312	33,387
Capital lease obligation, net of current portion	1,375	3,373
Debt	74,477	39,084
Other long-term liabilities	8,956	13,440
Total liabilities	121,120	89,284
Stockholders’ equity:
Common stock	8	5
Accumulated other comprehensive loss	(5)	(171)
Additional paid-in capital	678,548	520,558
Accumulated deficit	(516,712)	(398,598)
Total stockholders’ equity	161,839	121,794
Total liabilities and stockholders’ equity	$282,959	$211,078

INVITAE CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Test revenue	$44,546	$24,572	$144,560	$65,169
Other revenue	810	827	3,139	3,052
Total revenue	45,356	25,399	147,699	68,221
Costs and operating expenses:
Cost of revenue	21,141	17,049	80,105	50,142
Research and development	16,570	13,605	63,496	46,469
Selling and marketing	19,206	16,079	74,428	53,417
General and administrative	14,343	13,557	52,227	39,472
Total costs and operating expenses	71,260	60,290	270,256	189,500
Loss from operations	(25,904)	(34,891)	(122,557)	(121,279)
Other income (expense), net	(4,634)	293	(2,568)	(303)
Interest expense	(2,103)	(1,137)	(7,030)	(3,654)
Net loss before taxes	(32,641)	(35,735)	(132,155)	(125,236)
Income tax benefit	(2,800)	4,758	(2,800)	(1,856)
Net loss	$(29,841)	$(40,493)	$(129,355)	$(123,380)
Net loss per share, basic and diluted	$(0.40)	$(0.78)	$(1.94)	$(2.65)
Shares used in computing net loss per share, basic and diluted	75,092	52,018	66,747	46,512

INVITAE CORPORATION

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net loss	$(129,355)	$(123,380)	$(100,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,540	9,181	6,553
Stock-based compensation	20,850	19,221	10,699
Impairment losses	2,925	—	—
Remeasurements of liabilities associated with business combinations	362	1,810	—
Benefit from income taxes	(2,862)	(1,856)	—
Debt extinguishment costs	5,266	—	—
Other	806	404	1,341
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable	(5,291)	(1,963)	(843)
Prepaid expenses and other current assets	(1,445)	(641)	(1,149)
Other assets	(163)	(185)	1,465
Accounts payable	(417)	(535)	(111)
Accrued expenses and other liabilities	3,564	(37)	5,984
Net cash used in operating activities	(92,220)	(97,981)	(76,317)

Cash flows from investing activities:
Purchases of marketable securities	(9,680)	(101,867)	(90,236)
Proceeds from sales of marketable securities	19,965	—	—
Proceeds from maturities of marketable securities	32,458	68,768	117,922
Acquisition of businesses, acquired cash	—	2,821	—
Purchases of property and equipment	(5,970)	(6,675)	(11,625)
Other	(1,000)	—	—
Net cash provided by (used in) investing activities	35,773	(36,953)	16,061

Cash flows from financing activities:
Proceeds from public offering of common stock, net of issuance costs	112,441	—	47,102
Proceeds from issuance of common stock	17,511	74,619	3,134
Net proceeds from issuance of debt	93,909	39,661	7,500
Payments for debt extinguishment costs	(4,609)	—	—
Loan payments	(60,000)	(30,457)	(2,438)
Capital lease principal payments	(2,100)	(2,952)	(1,589)
Net cash provided by financing activities	157,152	80,871	53,709

Net increase (decrease) in cash, cash equivalents and restricted cash	100,705	(54,063)	(6,547)
Cash, cash equivalents and restricted cash at beginning of period	17,459	71,522	78,069
Cash, cash equivalents and restricted cash at end of period	$118,164	$17,459	$71,522

INVITAE CORPORATION

Reconciliation of Net Increase in Cash, Cash Equivalents and Restricted Cash to Cash Burn
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Net cash used in operating activities	$(32,902)	$(25,765)	$(18,080)	$(15,473)
Net cash provided by (used in) investing activities	19,947	(1,888)	6,530	11,184
Net cash provided by financing activities	19,345	57,679	64,100	16,028
Net increase in cash, cash equivalents and restricted cash	6,390	30,026	52,550	11,739
Adjustments:
Purchases of investments	225	675	675	8,105
Sales of investments	(19,965)	—	—	—
Maturities of investments	(2,078)	—	(8,879)	(21,501)
Purchases of investments in privately held companies	(225)	(675)	(675)	(675)
Proceeds from public offering of common stock, net of issuance costs	—	(53,480)	(59,000)	39
Proceeds from issuance of common stock - Securities Purchase Agreement	—	—	—	(5,000)
Net proceeds from issuance of debt	(19,792)	11	237	(74,365)
Payments for debt extinguishment costs	—	—	—	4,609
Loan payments	—	—	—	60,000
Proceeds from exercises of acquisition-related warrants	(191)	(3,083)	(3,277)	12
Cash burn	$(35,636)	$(26,526)	$(18,369)	$(17,037)

Consistent execution across key indicators

303,000
149,700
58,900
20,900
4,300
2014
2015
2016
2017
2018

VOLUME

$147.7M*
$68.2M
$25.0M
$8.4M
$1.6M
2014
2015
2016
2017
2018

REVENUE

$1,320
$790
$470
$335
$243
2014
2015
2016
2017
2018

COGS PER SAMPLE

INVITAE

*Excluding one-time Medicare payments in Q2 and Q4, full-year 2018 revenue would have been approximately $143.5M.

© Invitae. All rights reserved.

Source: Invitae Corporation

Contact:
Laura D’Angelo
ir@invitae.com
(628) 213-3369

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